Exhibit 99.1

September 25, 2012

C.H. Robinson Worldwide, Inc.

Angie Freeman, vice president

(952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON WORLDWIDE TO ACQUIRE PHOENIX INTERNATIONAL

Announces Conference Call to Discuss Acquisition

MINNEAPOLIS, September 25 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW), today announced that it has reached a stock purchase agreement to acquire Phoenix International, Inc. (“Phoenix”) for $571.5 million in cash and approximately $63.5 million in newly-issued C.H. Robinson stock. The agreement is subject to certain customary closing conditions, including regulatory approval. Closing of the acquisition is expected to occur in the fourth quarter of 2012. C.H. Robinson will use existing cash and plans to enter into a revolving credit facility with major banks to finance the cash portion of the purchase price. The acquisition is expected to be modestly accretive in the first year.

Phoenix is a privately-held international freight forwarder. In its most recently completed fiscal year, as of June 30, 2012, Phoenix generated gross revenues of approximately $807 million, net revenues of approximately $161 million and adjusted operating income of approximately $48 million.

Phoenix primarily provides international freight forwarding services, including ocean, air, and customs brokerage, currently serving approximately 15,000 customers globally. Phoenix has approximately 2,000 employees, located in 76 offices in 15 countries. The company is headquartered in Chicago, Illinois.

“Phoenix is a high quality growth company that brings additional expertise and scale to a key part of our long term growth strategy,” said John Wiehoff, C.H. Robinson chairman and chief executive officer. “Along with their proven track record of success, Phoenix has strong customer and carrier relationships, a talented management team and excellent people, and a performance-based company culture that is very similar to Robinson’s.”

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C.H. Robinson

September 25, 2012

Wiehoff continued, “We see significant long-term opportunity in international forwarding as global trade expands, scale and technology continue to become more important, and shippers increasingly look to transportation providers to provide global services. Together, Robinson and Phoenix will be in a strong competitive position to capitalize on those growth opportunities and continue expanding our market share.”

Bill McInerney, executive chairman of Phoenix, founded the company in 1979. Following the completion of the acquisition, McInerney plans to retire. Other key executive management will assume management positions with C.H. Robinson. Phoenix chief executive officer Stéphane Rambaud, 48, will lead the combined international freight forwarding services of C.H. Robinson and Phoenix.

“It was our top priority to ensure that Phoenix be acquired by an organization that is strongly positioned for success, while sharing similar cultural values of service and performance,” said McInerney. “Joining with C.H. Robinson enables Phoenix to offer its customers a broader menu of services, leverage combined volumes more efficiently, and provide employees with even greater career path opportunities. Although I will not be part of the enterprise going forward, I share the enthusiasm for the future that has so excited the Phoenix leadership team and I believe strongly that C.H. Robinson offers exactly the premier global logistics network that was needed.”

Conference Call Information:

C.H. Robinson Phoenix International Acquisition Conference Call

Tuesday, September 25, 2012 8:30- 9:00 a.m. Eastern Time

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com

To participate in the conference call by telephone, please call ten minutes early by dialing: 877-941-6009

Callers should reference the conference ID, which is 4566721

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C.H. Robinson

September 25, 2012

Webcast replay available through Investor Relations link at www.chrobinson.com Telephone audio replay available until 12:59 a.m. Eastern Time on September 28: 800-406-7325; passcode: 4566721#

Founded in 1905, C.H. Robinson Worldwide, Inc., is a global provider of multimodal transportation services and logistics solutions, serving over 37,000 customers through a network of 234 offices in North America, Europe, Asia, South America, and Australia. C.H. Robinson is one of the largest third-party logistics companies in the world, with annual total revenues of over $10 billion. For more information about our company, visit our Web site at www.chrobinson.com.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports. In addition, such forward-looking statements relate to the expected closing date of the acquisition and the anticipated benefits of the acquisition. Actual results could differ materially from those projected in these forward-looking statements as a result of (i) unexpected delays in obtaining regulatory approvals; (ii) the inability of either C.H. Robinson or Phoenix to satisfy the conditions to the consummation of the acquisition; (iii) unforeseen difficulties in integrating the operations of Phoenix; or (iv) unanticipated negative reaction to the proposed transaction by customers or suppliers. Any forward looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date.

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